As filed with the Securities and Exchange Commission on May 8, 2019

Registration No. 333-166743

Registration No. 333-182008

Registration No. 333-195773

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166743

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182008

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195773

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

(Address of Principal Executive Offices)

United Rentals, Inc.

2010 Long Term Incentive Plan

Amended and Restated 2010 Long Term Incentive Plan

Second Amended and Restated 2010 Long Term Incentive Plan

2019 Long Term Incentive Plan

(Full Title of the Plan)

Joli L. Gross

Senior Vice President, General Counsel and Corporate Secretary

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

(Name and Address of Agent for Service)

(203) 622-3131

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

UNITED RENTALS, INC.

EXPLANATORY STATEMENT

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by United Rentals, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (No. 333-166743) filed with the SEC and effective on May 11, 2010, pursuant to which the Registrant registered the offer and sale of 2,649,742 shares of Common Stock, par value $0.01 per share (“Common Stock”), pursuant to the United Rentals, Inc. 2010 Long Term Incentive Plan (the “2010 Plan”).

2.

Registration Statement on Form S-8 (Registration No. 333-182008) filed with the SEC and effective on June 8, 2012, pursuant to which the Registrant registered the offer and sale of 3,100,000 shares of Common Stock, pursuant to the United Rentals, Inc. Amended and Restated 2010 Long Term Incentive Plan (the “Amended and Restated 2010 Plan”).

3.

Registration Statement on Form S-8 (Registration No. 333-195773) filed with the SEC and effective on May 7, 2014 (“2014 Registration Statement”), pursuant to which the Registrant registered the offer and sale of 5,000,000 shares of Common Stock, pursuant to the United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan (the “Second Amended and Restated 2010 Plan” and, together with the 2010 Plan and the Amended and Restated 2010 Plan, the “Prior Plans”).

The Registrant is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

The Registrant is concurrently filing a separate Registration Statement on Form S-8, which registers shares of Common Stock for issuance under the United Rentals, Inc. 2019 Long Term Incentive Plan (“2019 Plan”), which was approved by shareholders at the Registrant’s annual meeting on May 8, 2019 (the “Approval Date”). Under the terms of the 2019 Plan, effective as of the Approval Date, no new shares of Common Stock may be issued under the Prior Plans, and any shares of Common Stock subject to, or acquired pursuant to, the portion of any option or other award outstanding pursuant to the Second Amended and Restated 2010 Plan as of the Approval Date which, on or after the Approval Date, expire or are forfeited, terminated or cancelled for any reason without having been exercised or settled in full, shall become available for issuance under the 2019 Plan.

Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the 2014 Registration Statement, this Post-Effective Amendment to the 2014 Registration Statement reflects that, as of the Approval Date, the shares of Common Stock subject to, or acquired pursuant to, the portion of any option or other award outstanding pursuant to the Second Amended and Restated 2010 Plan as of the Approval Date which, on or after the Approval Date, expire or are forfeited, terminated or cancelled for any reason without having been exercised or settled in full, shall become available for issuance under the 2019 Plan and will no longer be issued under the Second Amended and Restated 2010 Plan.

Pursuant to the undertaking in Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment to the Registration Statements deregisters all 752,680 shares of Common Stock, which were registered under the Registration Statements but remain unsold. The offerings pursuant to the Registration Statements have been terminated and no future awards will be made under the Prior Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on May 8, 2019.

UNITED RENTALS, INC.

By:	/s/ JOLI. L. GROSS
	Name:	Joli L. Gross
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of May, 2019.

Signature	Title

/s/ Michael J. Kneeland Michael J. Kneeland	Chairman and Director

/s/ José B. Alvarez José B. Alvarez	Director

/s/ Marc A. Bruno Marc A. Bruno	Director

/s/ Bobby J. Griffin Bobby J. Griffin	Director

/s/ Kim Harris Jones Kim Harris Jones	Director

/s/ Terri L. Kelly Terri L. Kelly	Director

/s/ Gracia Martore Gracia Martore	Director

/s/ Jason D. Papastavrou Jason D. Papastavrou	Director

/s/ Filippo Passerini Filippo Passerini	Director

/s/ Donald C. Roof Donald C. Roof	Director

/s/ Shiv Singh Shiv Singh	Director

/s/ Matthew J. Flannery Matthew J. Flannery	Director and Chief Executive Officer (Principal Executive Officer)

Signature	Title

/s/ Jessica T. Graziano Jessica T. Graziano	Chief Financial Officer (Principal Financial Officer)

/s/ Andrew B. Limoges Andrew B. Limoges	Vice President – Controller (Principal Accounting Officer)